UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2013

EMULEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3333 Susan Street

Costa Mesa, California 92626

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (714) 662-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture. On November 18, 2013, Emulex Corporation (the “Company”) completed the private offering of $175 million aggregate principal amount of its 1.75% Convertible Senior Notes due 2018 (the “Notes”), including $25 million aggregate principal amount of Notes pursuant to the full exercise by the initial purchaser of its option to purchase additional Notes. The net proceeds from this offering were $169.7 million, after deducting the initial purchaser’s discounts and estimated offering expenses.

On November 18, 2013, the Company entered into an Indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), under which the Notes were issued. Under the Indenture, the Notes are senior unsecured obligations of the Company and pay interest semiannually at a rate of 1.75% per annum. The Notes are convertible at an initial conversion rate of 97.1322 shares of the Company’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $10.30 per share) , subject to adjustment as set forth in the Indenture. The Notes are convertible beginning on August 15, 2018, or earlier only under certain circumstances set forth in the Indenture. Upon conversion of the Notes, holders will receive cash up to the principal amount of each Note, and any excess conversion value will be delivered in cash and, if applicable, shares of the Company’s common stock (subject to the Company’s right to deliver cash in lieu of all or a portion of such shares of our common stock).

If the Company undergoes a “make-whole fundamental change” (as defined in the Indenture) prior to the maturity of the Notes, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such a fundamental change upon conversion, under certain circumstances. In addition, upon a “fundamental change” (as defined in the Indenture), holders will have the option to require the Company to purchase their Notes at a purchase price of 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to but excluding the purchase date. The Company will pay cash for all Notes so purchased.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare 100% of the principal of and accrued and unpaid interest on all the Notes to be due and payable.

The above description of the Indenture and the Notes is a summary only and is qualified in its entirety by reference to the Indenture (and the form of Note included therein), which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

ASB Agreement. The Company has entered into a Master Confirmation, dated as of November 13, 2013, and a Supplemental Confirmation, dated as of November 18, 2013 (together, the “ASB Agreement”), with Goldman, Sachs & Co. (“Goldman Sachs”), as part of the Company’s previously announced $200 million share repurchase program.

Under the ASB Agreement, the Company has paid $44.3 million to Goldman Sachs on November 18, 2013, and Goldman Sachs has delivered to the Company 4,622,631 shares of common stock, representing shares delivered based on the November 18, 2013 stock market closing price per share for 80% of the $44.3 million paid under the ASB Agreement. The total number of shares that the Company will repurchase under the ASB Agreement will be determined based on the daily volume weighted average market price of the Company’s common stock over the course of a calculation period, less a discount, and is subject to certain adjustments under the ASB Agreement. The calculation period, and duration of the ASB Agreement, is scheduled to run from November 2013 until May 2014 and may be shortened at the option of Goldman Sachs.

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The ASB Agreement contains the principal terms and provisions governing the accelerated share repurchase program, including, but not limited to, the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the circumstances under which Goldman Sachs is permitted to make adjustments to valuation and calculation periods and various acknowledgements, representations and warranties made by the Company and Goldman Sachs to one another.

The foregoing description of the ASB Agreement is a summary and is qualified in its entirety by the terms of the Master Confirmation and the Supplemental Confirmation, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this current report on Form 8-K relating to the issuance and sale of the Notes and the Indenture is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this current report on Form 8-K relating to the issuance and sale of the Notes, which are convertible into cash and, in certain circumstances, shares of the Company’s common stock, and the Indenture is incorporated by reference in this Item 3.02.

Item 8.01.	Other Items.

On November 18, 2013, the Company completed the purchase of 5,003,000 shares of its common stock for $38.9 million from buyers of the Notes. On November 18, 2013, the Company also purchased a total of 2,156,650 shares of its common stock in individually negotiated transactions for an aggregate purchase price of $16.9 million. These purchases, together with the repurchases being made pursuant to the ASB Agreement described in Item 1.01, constitute the initial $100 million of the Company’s previously announced repurchase program. Emulex received delivery of 4,622,631 shares of its common stock on November 19, 2013 pursuant to the ASB Agreement described in Item 1.01. The accelerated share repurchase is ongoing to fulfill the initial $100 million program. As previously announced, subject to market conditions and business outlook, the Company expects to initiate a second $100 million share repurchase program after the completion of the accelerated repurchase program under the ASB Agreement described in Item 1.01. There can be no assurances as to the amount, timing or prices of future repurchases. The specific timing and amount of future repurchases will vary based on market conditions and other factors. The Company’s share repurchase program may be modified, extended or terminated by the Board of Directors at any time.

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The effect of the share repurchase has resulted in the delivery to Emulex of stock in the amount of $91,147,662 since November 11, 2013, through a combination of individually negotiated transactions and the accelerated share repurchase program which is ongoing, resulting in a 12.8 percent reduction in its outstanding shares. The number of the Company’s outstanding shares as of November 11, 2013 was 92,226,858, and the number of shares already delivered to the Company through these actions is 11,782,281. The shares received through these actions have been placed in the Company’s treasury account. The number of the Company’s outstanding shares as of November 19, 2013 was 80,448,474.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document

4.1	Indenture (including form of Note) with respect to Emulex Corporation’s 1.75% Convertible Senior Notes due 2018, dated as of November 18, 2013, by and between the Emulex Corporation and U.S. Bank, National Association

10.1	Master Confirmation, by Goldman Sachs & Co. to Emulex Corporation, dated November 13, 2013

10.2	Supplemental Confirmation, by Goldman Sachs & Co. to Emulex Corporation, dated November 18, 2013

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 21, 2013

EMULEX CORPORATION

By:	/s/ MICHAEL J. ROCKENBACH
Michael J. Rockenbach
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Indenture (including form of Note) with respect to Emulex Corporation’s 1.75% Convertible Senior Notes due 2018, dated as of November 18, 2013, by and between Emulex Corporation and U.S. Bank, National Association

10.1	Master Confirmation, by Goldman Sachs & Co. to Emulex Corporation, dated November 13, 2013

10.2	Supplemental Confirmation, by Goldman Sachs & Co. to Emulex Corporation, dated November 18, 2013

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